Exhibit 99.4

October 23, 2017

Special Committee of the Board of Directors

UTStarcom Holdings Corp.

Level 6, 28 Hennessy Road

Admiralty, Hong Kong

Dear Sirs:

We refer to our preliminary non-binding proposal (the “Proposal”) to the board of directors of UTStarcom Holdings Corp. (the “Company”), dated March 31, 2017, to acquire the Company pursuant to the Transaction (as defined in the Proposal). Pursuant to the terms of our consortium agreement, we have unanimously determined to withdraw our Proposal for the Company. We hereby notify the Company of such withdrawal effective as of the date of this letter.

[Signature Page follows]

Shah Capital Opportunity Fund LP
By: Shah Capital LLC, the General Partner

By:	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah
Title:	Managing Member

Himanshu H. Shah

By:	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah

Hong Liang Lu

By:	/s/ Hong Liang Lu
Name:	Hong Liang Lu

Lu Charitable Remainder Trust

By:	/s/ Hong Liang Lu
Name:	Hong Liang Lu
Title:	Trustee

Lu Family Trust

By:	/s/ Hong Liang Lu
Name:	Hong Liang Lu
Title:	Trustee

The Lu Family Limited Partnership
By: Hong Liang Lu, the General Partner

By:	/s/ Hong Liang Lu
Name:	Hong Liang Lu

Tenling Ti
By:	/s/ Tenling Ti
Name:	Tenling Ti